EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts: Alfred E. Brennan, Chairman & Chief Executive Officer Arthur L. Herbst, Jr., President & Chief Financial Officer (312) 644-6400

Young Innovations, Inc. Announces Record Sales and EPS for
the Quarter Ended March 31, 2012

St. Louis, MO., April 23, 2012 – Young Innovations, Inc. (NASDAQ – YDNT) today announced sales and earnings per share for the quarter ended March 31, 2012.

Sales for the first quarter of 2012 were $26.8 million, an increase of 2.8% from $26.0 million reported in the first quarter of 2011. Income from operations increased 5.3% to $6.1 million in the first quarter of 2012 from $5.8 million in the first quarter of 2011. Net income increased 5.6% to $4.2 million compared with $4.0 million in the first quarter of 2011. Diluted earnings per share increased 8.0% in the first quarter of 2012 to $0.54 from $0.50 in the prior year quarter.

We are pleased with the Company’s sales performance in the quarter. Sales continued to benefit from solid overall demand and recent new product introductions under both our consumable and diagnostic product lines. Favorable product mix and increases in operating efficiencies helped improve our operating income for the quarter. The Company also recognized a gain in the quarter from its private equity investment of approximately $0.04 per share, which was recorded as “other income.” In the first quarter of 2011, the Company also recorded a gain of $0.04 per share from the private equity investment.

We remain focused on driving internal growth through enhancing customer relationships, increasing operating efficiencies, and new product development. During the quarter, we continued to focus on the launch of new cup styles under our popular Elite polishing line. We enhanced our e-commerce capabilities to improve our online interactions with customers. We also invested in new capital equipment to increase production capacity. Finally, we ended the quarter with $5.2 million of cash on our balance sheet, up $4.2 million from the end of 2011.

A conference call has been scheduled for Tuesday, April 24, 2012 at 10:00 A.M. Central Time and can be accessed through InterCall at http://tinyurl.com/YI-Quarter12012 or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's consumables product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. In addition, the Company offers a line of diagnostic products that includes panoramic X-ray machines and related supplies. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995.  Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions.  These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.  Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.
Consolidated Statements of Income
(In thousands, except earnings per share data)
(Unaudited)
(In Thousands USD)

	Three Months Ended
	March 31,
	2012	2011	Change

Net Sales	$26,754	$26,024	2.8%
Cost of Goods Sold	$11,762	$11,561	1.7%
Gross Profit	$14,992	$14,463	3.7%
% of Net Sales	56.0%	55.6%

Selling, General and Administrative Expense	$8,918	$8,697	2.5%
% of Net Sales	33.3%	33.4%

Income from Operations	6,074	5,766	5.3%
% of Net Sales	22.7%	22.2%

Interest expense, net	55	73
Other (income) expense, net	(494)	(433)

Income Before Taxes	6,513	6,126	6.3%

Provision for Income Taxes	2,290	2,126

Net Income	$4,223	$4,000	5.6%
% of Net Sales	15.8%	15.4%

Basic Earnings Per Share	$0.54	$0.50	8.0%

Basic Weighted Average Shares Outstanding	7,886	8,010

Earnings Per Share (Diluted)	$0.54	$0.50	8.0%

Diluted Weighted Average Shares Outstanding	7,893	8,074

Young Innovations, Inc.
Consolidated Balance Sheet
March 31, 2012 and December 31, 2011
(In Thousands USD)

	(Unaudited)
	March 31	December 31
Assets	2012	2011
Current assets
Cash	$5,201	$1,031
Accounts receivable, net	11,980	12,066
Inventories	16,932	17,161
Other current assets	4,944	4,729
Total current assets	39,057	34,987

Property, plant and equipment, net	31,801	32,272
Goodwill	80,288	80,254
Intangible assets	11,002	11,130
Other assets	825	1,143

Total assets	$162,973	$159,786

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$10,042	$9,134
Total current liabilities	10,042	9,134

Long-term debt	-	650
Long-term secured borrowing	9	9
Deferred income taxes	19,534	19,534
Other noncurrent liabilities	204	206
Total liabilities	29,789	29,533

Stockholders' equity
Common stock	102	102
Additional paid-in capital	24,027	24,708
Retained earnings	162,556	158,647
Common stock in treasury, at cost	(53,310)	(52,924)
Accumulated other comprehensive income	(191)	(280)
Total stockholders' equity	133,184	130,253

Total liabilities and stockholders' equity	$162,973	$159,786